UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 3, 2017

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06810
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, on May 3, 2017, in connection with the completion of its underwritten public offering of (i) 12,000,000 shares of its Common Stock, $0.0001 par value per share (the “Common Stock”), (ii) Series C warrants to purchase an aggregate of 12,000,000 shares of Common Stock and (iii) Series D warrants to purchase an aggregate of 12,000,000 shares of Common Stock (the “Offering”), FuelCell Energy, Inc. (the “Company”) entered into the Series C and Series D warrants in the forms attached to its Current Report on Form 8-K filed on April 28, 2017. The Series C warrants have an exercise price of $1.60 per share, are immediately exercisable and will expire on the fifth anniversary of the date of issuance. The Series D warrants have an exercise price of $1.28 per share, are immediately exercisable and will expire on the first anniversary of the date of issuance.

All of the Common Stock and warrants were offered and sold by the Company at the public offering price of $1.28 per share and accompanying warrants. The total net proceeds to the Company after expenses were approximately $13.8 million. The Company intends to use the net proceeds from the Offering for project development, project financing, working capital and general corporate purposes.

The Common Stock and warrants were offered and sold pursuant to a prospectus dated February 24, 2017 and a prospectus supplement filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 1, 2017, pursuant to the Company’s shelf registration statement on Form S-3 (SEC File No. 333-215530), previously declared effective by the Securities and Exchange Commission.

Item 8.01	Other Events.

On May 3, 2017, the Company issued a press release announcing the completion of the Offering. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release of FuelCell Energy, Inc., issued on May 3, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: May 3, 2017	By:	/s/ Michael Bishop
Michael S. Bishop
Senior Vice President, Chief Financial Officer, and Treasurer

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